Exhibit 99.1

November 17, 2008

Teradyne Completes Acquisition of Eagle Test Systems, Inc.

NORTH READING, Mass.—(BUSINESS WIRE)— Teradyne, Inc. (NYSE: TER) announced today that it has completed its acquisition of Eagle Test Systems, Inc. (“Eagle Test”), and as a result Eagle Test has become a wholly owned subsidiary of Teradyne.

Eagle Test’s common stock will no longer trade on NASDAQ. Detailed instructions will be mailed to former Eagle Test stockholders outlining the steps to be taken to obtain the merger consideration of $15.65 per share in cash, without interest.

“We’re very pleased to be joining forces with Eagle Test,” said Mike Bradley, Teradyne’s president and CEO. “They have a solid franchise in power management and other analog-dominant test applications, which complements our SOC test solutions. With the full weight of our worldwide distribution organization behind the ETS product line, our customers can benefit from this very cost effective test platform and we can accelerate our growth into a wider served market.”

Separately, Teradyne has obtained a senior secured revolving credit facility for an aggregate principal amount of $122.5 million, jointly arranged by Banc of America Securities, LLC and RBS Citizens, NA, with Bank of America, NA as administrative agent.

About Teradyne, Inc.

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2007, Teradyne had sales of $1.1 billion and currently employs about 3,800 people (including Eagle Test) worldwide. For more information, visit www.teradyne.com. Teradyne (R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries).

Safe Harbor Statement

The forward-looking statements included in this release are made only as of the date of publication. Teradyne disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

This release contains forward-looking statements regarding future business prospects and market conditions. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause results to differ materially from those discussed in the forward looking statements. There can be no assurance that management’s expectations or forward looking statements will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: difficulties by management in successfully integrating Eagle Test Systems, Inc. (“Eagle Test”) with Teradyne’s existing operations, unanticipated costs and expenses relating to the integration of Eagle Test with Teradyne’s operations, the ability to realize the synergies and cost savings from the integration of Eagle Test with Teradyne’s operations, conditions affecting the markets in which Teradyne operates including the current slowdown and adverse changes in the global economy and other events, factors and risks previously and from time to time disclosed in filings with the SEC, including, but not limited to, Teradyne’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and Teradyne’s quarterly report on Form 10-Q for the period ending September 28, 2008.

Contacts

Teradyne, Inc.

Tom Newman, 978-370-2425

Vice President of Corporate Relations